Exhibit 10.5

FORM OF AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This Amendment to Change in Control Agreement (the “Amendment”) is entered into as of this 8th day of November 2010, between Methode Electronics, Inc., a Delaware corporation (the “Company”), and                                                  (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive are parties to a Change in Control Agreement dated September 1, 2006, as amended July 16, 2009 (the “Agreement”); and

WHEREAS, the Company and Executive wish to amend the Agreement to modify the definition of “Good Reason” and the circumstances pursuant to which Executive is entitled to certain additional payments under Section 6 of the Agreement.

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1.                Amended Section 2(e).  Effective immediately, Section 2(e) of the Agreement is amended to read in its entirety as follows:

(e)           “Good Reason” shall exist if, without Executive’s express written consent any of the following events or actions occurs, provided that no finding of Good Reason shall be effective unless and until the Executive has provided the Company, within ten (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice:

(i)            The Company shall materially reduce the nature, scope or level of Executive’s responsibilities from the nature, scope or level of such responsibilities prior to the Change in Control (or prior to the Period Pending a Change in Control), or shall fail to provide Executive with adequate office facilities and support services to perform such responsibilities.

(ii)           The Company shall require Executive to move Executive’s principal business office more than 25 miles from Executive’s principal business office at the time of this Agreement, or assign to Executive duties that would reasonably require such move; provided, however, that if Executive’s principal business office is not located at the Company’s then current corporate headquarters, and the Company requires Executive to move Executive’s principal business office to such corporate headquarters, or assigns to Executive duties that would reasonably require such move, such actions shall not constitute “Good Reason” under this subsection (ii).

(iii)          The Company shall require Executive, or assign duties to Executive which would reasonably require Executive, to increase, by more than twenty-four, the number of normal working days (determined at the time of this Agreement) that Executive spends away from Executive’s principal business office during any consecutive twelve-month period.

(iv)          The Company shall reduce Executive’s Annual Salary below that in effect as of the date of this Agreement (or as of the Change in Control, if greater).

(v)           The Company shall materially reduce or fail to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan, or other benefit plan, program or arrangement, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such incentive, bonus, retirement and benefit plans, programs and arrangements provided to Executive is not materially less than their aggregate value as of the date of this Agreement (or as of the Change in Control, if greater).

(vi)          If the Board of Directors fails to act in good faith with respect to the Company’s obligations hereunder, or the Company breaches its obligations hereunder.

2.                Amended Section 6(a).  Effective immediately, Section 6(a) of the Agreement is amended to read in its entirety as follows:

(a)           In the event it shall be determined that as a result, directly or indirectly, of any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), the Executive would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax), then:

(i)            If the Payment is the result of a Change in Control occurring before May 1, 2015, the Executive shall be entitled to promptly receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes on the Payment, the Executive is in the same after-tax position as if no Excise Tax had been imposed upon the Executive; provided, however, that the Gross-Up Payment shall be made only to the extent that the total value of any payments or benefits received by the Executive under this Agreement or any other plan or agreement with the Company (“Benefits”) exceeds by 25 percent or more the dollar amount that is three times the Executive’s “base amount” (as defined in Section 280G of the Code).  If the total value of Benefits exceeds by less than 25 percent the dollar amount that is three times the Executive’s “base amount,” then no Gross-Up Payment shall be made and Benefits shall be capped at the amount that is $1 less than three times the Executive’s “base amount.”

(ii)           If the Payment is the result of a Change in Control occurring on or after May 1, 2015, no Gross-Up Payment shall be made and the Executive shall be entitled to have the Benefits either (A) paid or delivered in full, or (B) capped at the amount that is $1 less than three times the Executive’s “base amount,” whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account applicable taxes, including federal, state and local income taxes and the Excise Tax).

Any reduction of Benefits required by subsection (i) or (ii) above shall be carried out by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Benefits (on the basis of the relative present value of the parachute payments).

3.                Agreement Remains in Effect.  Except as modified by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

METHODE ELECTRONICS, INC.

By:
Its:

EMPLOYEE:

Name: